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                              REINSURANCE AGREEMENT

THIS AGREEMENT IS SUBJECT TO
ARBITRATION PURSUANT TO THE
SOUTH CAROLINA UNIFORM
ARBITRATION ACT

     This Reinsurance Agreement (the "Agreement"), entered into the 7th day of November, 2006, is by and between Affiliates, Commonwealth Annuity and Life Insurance Company (formerly known as Allmerica Financial Life Insurance and Annuity Company), on the one hand, a corporation organized under the laws of the State of Massachusetts, hereinafter referred to as the "Reinsured", and Columbia Capital Life Reinsurance Company, on the other hand, a corporation organized under the laws of the State of South Carolina, hereinafter referred to as the "Reinsurer".

                                    ARTICLE I

                                   DEFINITIONS

     The following terms, as used in this Agreement, shall have the meanings set forth below:

     "Applicable Law" means any applicable law, statute, regulation, rule, ordinance, directive, order, principal of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any governmental entity, including any amendments thereto that may be adopted from time to time.

     "Massachusetts SAP" means the statutory accounting principles and practices prescribed or permitted by the Commissioner of Insurance of the state of Massachusetts,

     "Effective Time" has the meaning set forth in Article IV.

     "Extra Contractual Obligations" means those liabilities and obligations that are outside the provisions of the Policies, including punitive or exemplary damages, fines, penalties or any other liabilities, which arise from the handling of any claim on the Policies, such liabilities or obligations arising as a result of, but not limited to, the following: failure to defend or indemnify an insured, failure to settle within the policy limit, or alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against an insured under a Policy or in the preparation or prosecution of an appeal consequent upon such action. The date on which any Extra Contractual Obligation is incurred by the Reinsured shall be deemed, in all circumstances, to be the date of the original Loss under the Policy reinsured under this Agreement.

     "General Account Reserves" means the general account statutory reserves of the Reinsured with respect to the Policies determined pursuant to Massachusetts SAP, included in the Reinsured's statutory financial statements as of the Effective Time and for reporting periods after the Effective Time during the term of this Agreement, which reserves shall:

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     (A) be computed in accordance with commonly accepted actuarial standards consistently applied and be fairly stated in accordance with sound actuarial principles in all material respects;

     (B) be based on actuarial assumptions that produce reserves sufficient to cover all benefits and guarantees provided for in any Policy, including any supplements or riders thereto, as to reserve basis and method, and be in accordance with all other Policy provisions;

     (C) meet the requirements of the Applicable Laws of the state of domicile of the Reinsured, as applicable; and

     (D) be computed on the basis of reserving methodologies consistent in all material respects with those used in computing such reserves in any pro forma financial statements provided by the Reinsured to the Reinsurer at any time prior to or after the Effective Time in connection with the reinsurance hereunder.

     "Insured" means any insured of any Reinsured having a Policy reinsured hereunder.

     "Losses" means any amounts paid or payable or obligation or liability incurred with respect to the Policies.

     "Net Retained Liability" of the Reinsured means that portion of any Policies and/or any Loss under the Policies covered by this Agreement that the Reinsured retains net for its own account. The Reinsured shall be solely responsible for all amounts that the Reinsured fails to collect from third party reinsurers in respect of the Policies.

     "Policies" has the meaning set forth in Article II.

     "Reinsured" has the meaning set forth in the introduction hereto.

     "Reinsurer" has the meaning set forth in the introduction hereto.

                                   ARTICLE II

                                BUSINESS COVERED

     The Reinsured hereby agrees to cede and the Reinsurer hereby agrees to accept by way of a 100% quota share of the Net Retained Liability (as defined above) of the Reinsured on any and all annuity contracts previously issued on the policy forms as specified in Schedule I and as further defined and limited herein.

     The Reinsured will notify the Reinsurer of any changes in crediting rates, guaranteed rates or benefits to the Policies issued or renewed during the term of this Agreement. The Reinsured shall not effect any changes in crediting rates, guaranteed rates or benefits to the Policies issued or renewed during the term of this Agreement without the prior consent of the


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Reinsurer. In the event the change causes the reinsured Net Retained Liability of such Policies to be increased or reduced in amount, the cession will be increased or reduced proportionately from the date of such change.

                                   ARTICLE III

                                   EXCLUSIONS

     This Agreement does not cover Extra Contractual Obligations

                                   ARTICLE IV

                    COMMENCEMENT AND TERMINATION OF LIABILITY

     This Agreement shall commence and become effective as of 12:01 a.m. on November 1, 2006 (the "Effective Time") and shall continue for an indefinite period of time, unless and until terminated in accordance with this Article IV. The Reinsurer's liability in respect of Policies reinsured hereunder shall commence simultaneously with the liability of the Reinsured with respect to Losses incurred on or after the Effective Time. Subject to the provisions of this Agreement, and conditioned on the payment of reinsurance premiums as provided for in this Agreement, the Reinsurer's liability hereunder shall continue as long as the Reinsured is liable under any Policy and shall cease when the liability of the Reinsured ceases.

     This Agreement shall terminate upon the mutual agreement of both parties. In addition, this Agreement may be cancelled at any time by: (a) the Reinsurer upon the sale, merger or effective acquisition of the Reinsured by any third party (other than any change of ownership within any insurance holding company system which effects no change in the ultimate controlling party of the Reinsured), or (b) either party at any time upon the happening of either of the following events to the other party:

     1. The appointment of a receiver, administrator, trustee or conservator for the other party to this Agreement, or the commencement of any liquidation, rearrangement or bankruptcy proceeding against that party.

     In the event of the cancellation or termination of this Agreement for any reason, the Reinsurer shall return to the Reinsured an amount equal to the difference between (i) the General Account Reserves as of the end of the calendar quarter next following such cancellation or termination and (ii) aggregate ceding commissions paid by the Reinsurer to the Reinsured pursuant to
Article XI. The Reinsurer's liability hereunder shall be satisfied in full upon such payment.

                                    ARTICLE V

                        PLAN OF REINSURANCE AND PREMIUMS

     The Reinsurer shall reimburse the Reinsured for the Reinsurer's pro rata share of payments made by the Reinsured with respect to the portions of the Policies as more fully set forth in Article X of this Agreement. Such payments shall include dividends paid or credited by


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the Reinsured but shall exclude policy loans in respect of the Policies.
Reinsurance of supplemental benefits shall be upon a similar plan, the liability of the Reinsurer being in accordance with the provisions of the Reinsured's original forms.

     The Reinsured shall pay the Reinsurer as reinsurance premiums the Reinsurer's pro rata share of the gross premiums (excluding any policy fees) the Reinsured receives with respect to the Policies.

     The Reinsured shall transfer to the Reinsurer an amount equal to the Reinsurer's pro rata share of the General Account Reserves as of the Effective Time and from time to time thereafter in accordance with Article XI.

     Where a debt or lien has been imposed on the original Policy, reinsurance premiums will be calculated on the Reinsurer's pro rata share of the full amount at risk without deducting the amount of any such debt or lien.

     Should a Policy which has lapsed be reinstated in accordance with the Policy conditions, the cession hereunder will be automatically reinstated and the appropriate arrears of premium and interest will be payable to the Reinsurer.

     The Reinsured shall bear all expenses incurred in connection with its Policies, except as otherwise provided herein.

     The Reinsurer shall pay the Reinsured the Reinsurer's pro rata share of the gross amounts of all claims paid by the Reinsured in respect of the Policies, the payment of such amounts to be subject to the conditions and requirements specified in Article X of this Agreement.

     The Reinsurer shall pay the Reinsured the Reinsurer's pro rata share of the cash surrender values with respect to any reinsurance under this Agreement which terminates for any reason other than the death of the insured.

     The Reinsurer shall pay the Reinsured the policy expense allowances set forth in Schedule II.

                                   ARTICLE VI

                               SCOPE AND TERRITORY

     This Agreement shall apply to Losses occurring within the territorial limits of the Reinsured's original Policies coming within the scope of this Agreement.

                                   ARTICLE VII

                         PREMIUM AND RESERVE ACCOUNTING

     Reinsurance premiums and General Account Reserves, and adjustments to these amounts, shall be accounted for and settled not less frequently than quarterly. The Reinsured shall send to the Reinsurer a statement of premiums for all outstanding new reinsurance upon which cessions


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have been sent to the Reinsurer and renewal premiums for all renewal reinsurance falling due within such accounting period. The statement shall also include adjustments in reinsurance premiums due in previous accounting periods as well as any adjustments to the General Account Reserves since the immediately preceding statement. The Reinsured shall send the statement to the Reinsurer together with its remittance of the amount due. The Reinsured shall transmit the statement and all other data provided to the Reinsurer under this Article VIII in an electronic format acceptable to the Reinsurer.

     In the event of the cancellation of a Policy, the Reinsurer will refund to the Company any unearned reinsurance premium less commissions arising as a result of such cancellation.

                                DAC TAX ELECTION

With respect to this Agreement, the Reinsured and Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Internal Revenue Code, and as set forth in
Schedule III. Each of the parties hereto agrees to take such further actions as may be reasonably necessary to ensure the effectiveness of such election.

                                  ARTICLE VIII

                              INSPECTION OF RECORDS

     The Reinsured shall place at the disposal of the Reinsurer and the Reinsurer shall have the right to inspect, at all reasonable times, through its authorized representatives, all books, records, and papers of the Reinsured in connection with the reinsurance hereunder, or any claims in connection herewith.

                                   ARTICLE IX

                           ERRORS, OMISSIONS OR DELAYS

     Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error is rectified immediately upon discovery.

                                    ARTICLE X

                              SETTLEMENT OF CLAIMS

     In the event of a claim on a Policy reinsured hereunder the Reinsured will notify the Reinsurer immediately. In the case of a claim on a Policy, whether claim payment is under the strict policy conditions or compromised for a lesser amount, the settlement made by the Reinsured shall be unconditionally binding upon the Reinsurer; provided, however, that the Reinsurer's liability shall be reduced as appropriate to the extent that any audit by the Reinsurer of the Reinsured reveals that a claim was not properly settled in accordance with the terms of this Agreement, the Reinsured's underwriting guidelines, or any Applicable Law. If the whole risk


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on any particular claim is carried by the Reinsurer and the claim is contestable, the Reinsurer may be consulted before admission or acknowledgement of the claim is made by the Reinsured. However, such consultation shall not impair the Reinsured's freedom to determine the proper action on the claim and the settlement made by the Reinsured shall still be unconditionally binding on the Reinsurer.

     The Reinsurer will follow the practice of the Company in paying interest in respect of claim payments.

     Where a debt or lien has been imposed on the original policy, the Reinsurer's liability will be determined by deducting from the current amount at risk a proportion of the debt or lien calculated in the ratio that the nominal amount of the cession bears to the sum insured under the original policy.

     The Reinsured shall furnish the Reinsurer with copies of the proofs of claim, together with any information the Reinsured may possess in connection with the claim. Payment in settlement of the reinsurance under a claim approved and paid by the Reinsured for a life reinsured hereunder shall be made by the Reinsurer upon the receipt of the claim papers.

     The Reinsurer shall share in the expense of any contest or compromise of a claim in the same proportion that the amount reinsured with the Reinsurer bears to the total face amount of the Policy and shall share in the total amount of any saving in the same proportion. Covered claim expenses shall include cost of investigation, legal fees, court costs and interest charges, if any. Compensation of salaried officers and employees and any possible punitive damages shall not be considered covered expenses.

     In the event of an increase or reduction in the amount of the Reinsured's insurance on any Policy because of a misstatement of age being established after the death of the insured, the Reinsured and the Reinsurer shall share in such increase or reduction in proportion to their respective shares of the face amount under such Policy.

                                   ARTICLE XI

                                CEDING COMMISSION

     The Reinsurer shall pay the Reinsured a ceding commission in an amount equal to 3.47% of the General Account Reserves.

                                   ARTICLE XII

                                   INSOLVENCY

     In the event of the insolvency of any Reinsured, reinsurance under this Agreement shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Reinsured by any court of competent jurisdiction or by any liquidator, receiver, or statutory successor of the Reinsured having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Reinsurer shall


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be made directly to the Reinsured or its liquidator, receiver or statutory successor, except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsured, or where
(b) the Reinsurer with the consent of the direct Insured or Insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Reinsured to such payees.

     It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Reinsured on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Reinsured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

     Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Reinsured.

                                  ARTICLE XIII

                                   ARBITRATION

1. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested. Payments due hereunder shall not be delayed by reason of the commencement of an arbitration proceeding pursuant to this Article.

2. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

3. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the arbitrators may, upon mutual agreement, implement the ARIAS-U.S. Umpire Appointment Procedure to select the third arbitrator. Alternatively, each arbitrator shall nominate three candidates and notify the other arbitrator of those nominations. The arbitrator receiving such notice shall reject two of the candidates so nominated. The third arbitrator shall then be chosen from the remaining two candidates by a lot drawing procedure acceptable to the two arbitrators, and the chosen candidate shall be appointed.


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4.   All arbitrators shall be disinterested active or former officers of insurance or reinsurance companies or Underwriters at Lloyds, London.

5. Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

6. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Charleston, SC. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of South Carolina. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate. In no event shall the panel award punitive or exemplary damages.

7. The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within forty-five (45) days following the termination of the hearings. Either party may apply to a United States District Court or to a State Court of competent jurisdiction for an order confirming the arbitration award; a judgment of such Court shall thereupon be entered on the award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

     Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent not prohibited by law.

                                   ARTICLE XIV

                                  CHOICE OF LAW

     This Agreement, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the laws of South Carolina without regard to principles of conflicts of law.

                                   ARTICLE XV

                                     OFFSET

     The Reinsurer and the Reinsured shall have the right to offset any balance(s) due from the other under this Agreement. Each party may exercise such right at any time whether the balance(s) due are on account of premiums or Losses or otherwise.


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                                   ARTICLE XVI

                         INTERMEDIARY AND DIRECT NOTICE

     The parties to this Agreement represent and warrant to each other that no broker or other reinsurance intermediary was involved in the procurement or preparation of this Agreement.

     All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered in person or delivered by facsimile transmission (with a copy also sent by another means herein provided for), e-mail or a nationally recognized overnight carrier service or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

     Commonwealth Annuity and Life Insurance
     Company
     132 Turnpike Road, Suite 201
     Southborough, MA 01772
     Attn: General Counsel

     Columbia Capital Life Reinsurance Company
     C/o Goldman Sachs & Co.
     One New York Plaza
     New York, NY 10004
     Attn: Samuel Ramos

     Columbia Capital Life Reinsurance Company
     c/o Robert Johnson
     Marsh Management Services
     151 Meeting Street, Suite #301
     Charleston, SC 29401

     All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery, facsimile or e-mail on the date of such delivery, (b) in the case of nationally recognized overnight courier service, on the second business day following the date of dispatch, and (c) in the case of mailing, on the fifth business day following such mailing.

                                  ARTICLE XVII

                                  MISCELLANEOUS

A. This Agreement contains the full and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and the parties acknowledge that neither is entering into this Agreement in reliance upon any term, condition, representation or warranty


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not stated herein and that this Agreement replaces any and all prior agreements whether oral or written, pertaining to the subject matter hereof.

B. No provisions of this Agreement shall be modified or amended without the prior written consent of the Reinsureds and the Reinsurer.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in New York, NY this 7th day of November 2006.

                                        COMMONWEALTH ANNUITY AND LIFE INSURANCE
                                        COMPANY


                                        By: /s/ Michael A. Reardon
                                            ------------------------------------
                                        Name: Michael A. Reardon
                                        Title: President


                                        COLUMBIA CAPITAL LIFE REINSURANCE
                                        COMPANY


                                        By: /s/ Allan S. Levine
                                            ------------------------------------
                                        Name: Allan S. Levine
                                        Title: President & CEO


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                                   SCHEDULE I

                       SCHEDULE OF POLICIES AND CONTRACTS

PLANCODE   NAME
124220     Single Pay Fixed BN
125220     Exec Annuity I
126220     Exec Annuity II
133220     Elective Fixed Individual
134220     Elective Fixed Individual
134420     Elective Fixed Individual


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                                   SCHEDULE II

                      SCHEDULE OF POLICY EXPENSE ALLOWANCES

Maintenance Expense Allowance ($50 per policy per year)


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                                  SCHEDULE III

                                DAC TAX ELECTION

          The Reinsured and the Reinsurer hereby agree to make the following election pursuant to Section l.848-2(g)(8) of the Treasury Regulations issued pursuant to Section 848 of the Internal Revenue Code. This election shall be effective for the Tax year during which the effective date of the Agreement falls and for all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulation Section 1.848-2 as in effect on the Agreement effective date. Both Parties agree to make the election by timely attaching to their tax returns the EXHIBIT required by Section 1.848-2(g)(8)(ii) of such Treasury Regulation.

          1. The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1) of the Internal Revenue Code.

          2. Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

          3. Reinsurer will submit a schedule to the Reinsured by May 31 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the company stating that Company will report such net consideration in its tax return for the preceding calendar year.

          5. Within thirty (30) days of Reinsured's receipt of the Reinsurer's calculation, the Reinsured may contest such calculation by providing an alternate calculation to the Reinsurer in writing. If Reinsured does not notify Reinsurer that it contests such calculation within said 30-day period, the calculation will be presumed correct and Reinsured shall report the net consideration as determined by the Reinsurer in Reinsured's tax return for the preceding calendar year.

          6. If Reinsured contests Reinsurer's calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsured submits its alternative calculation. When Reinsured and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.


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Agreed and accepted:

Columbia Capital Life Reinsurance
Company


By: /s/ Allan S. Levine
    ---------------------------------
Name: Allan S. Levine
Title: President & CEO


Commonwealth Annuity and Life
Insurance Company


By: /s/ Michael A. Reardon
    ---------------------------------
Name: Michael A. Reardon
Title: President


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